UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2010

Hudson Pacific Properties, Inc.

(Exact name of registrant as specified in its charter)

001-34789

(Commission File No.)

Maryland (State or other jurisdiction of incorporation or organization)	27-1430478 (I.R.S. Employer Identification Number)

11601 Wilshire Blvd., Suite 1600 Los Angeles, California (Address of principal executive offices)	90025 (Zip Code)

(310) 445-5700 (Registrant’s telephone number, including area code)	(Former name, former address and former fiscal year if changed since last report)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On October 6, 2010, our operating partnership, Hudson Pacific Properties, L.P., became obligated under a definitive asset purchase agreement with an unrelated third party to acquire an office building located at 10950 Washington Boulevard in Culver City, California, which we refer to as 10950 Washington. The building, which consists of approximately 158,873 square feet, is being purchased from an affiliate of Embarcadero Capital Partners, LLC. Based on information provided by the seller, we believe that, as of September 30, 2010, approximately 99.49% of the total square feet available for lease was occupied. Our estimate of the percentage of occupied rentable square feet in 10950 Washington may change based on due diligence we conduct prior to closing.

The purchase price, which was determined through negotiations between our operating partnership and the seller, will be approximately $46.0 million, subject to closing costs and prorations and subject to the assumption of a $30.0 million loan. We expect to fund the estimated $16.0 million balance of the purchase price with available cash or borrowings under our revolving credit facility. Our operating partnership has deposited $1.0 million into an escrow account. The purchase of 10950 Washington is subject to our satisfactory completion of various closing conditions, including the receipt of requisite estoppels and the assumption of the existing $30.0 million loan. The closing of the acquisition is expected to take place by December 30, 2010 once all necessary approvals for the loan assumption have been received. We cannot assure you that the acquisition will be consummated on the anticipated schedule or at all. If we fail to close the purchase as required after the satisfaction or waiver of all closing conditions, we may be liable to the sellers for liquidated damages in an amount equal to the deposit. There are no material relationships between us and the sellers.

Other than normally recurring capital expenditures and tenant improvements, we have no present plans with respect to renovation, improvement or redevelopment of 10950 Washington. The pre-acquisition real estate tax rate (before direct assessments and voted indebtedness) for the fiscal year ending June 30, 2010 for 10950 Washington was $10.00 per $1,000 of assessed value. The total pre-acquisition annual tax for the fiscal year ending June 30, 2010 for 10950 Washington was $250,582.98 (at a taxable assessed value of $25,058,298.00). There were total direct assessments of $21,561.86 imposed on the property by the County of Los Angeles, and $15,481.51 of voted indebtedness. 10950 Washington will be subject to a reassessment as a result of our acquisition.

We intend to insure 10950 Washington, along with our other properties, under an umbrella property, liability, fire, extended coverage, earthquake, terrorism and rental loss insurance policy that is renewed on an annual basis.

Forward-Looking Statements

This current report on Form 8-K may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect our good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in our final prospectus dated June 23, 2010, and other risks described in documents subsequently filed by us from time to time with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON PACIFIC PROPERTIES, INC.

Date: October 6, 2010	By:	/s/ MARK LAMMAS
Mark Lammas Chief Financial Officer